Exhibit 4.11

AMENDMENT NUMBER FOUR
TO THE
GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER FOUR is executed this           day of                         , 2004 by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, which was most recently restated in its entirety effective as of January 1, 2003,  and later amended three times;

WHEREAS, the Corporation wishes to change the Plan to provide immediate eligibility with regard to participation for all future Participants in the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as provided herein, as follows:

1.             Effective November 1, 2004, Section 2.01(w) “Entry Date,” shall be deleted in its entirety.

2.             Effective November 1, 2004, Section 3.01(b) “Participation,” shall be amended to be and read as follows:

(b)           Except as provided in subsection (a), and effective as of November 1, 2004, an Employee shall become a Participant in the Plan effective as of the first payroll period on or after he/she (i) completes an Hour of Service as an Eligible Employee for an Employer, and (ii) completes and properly submits to the Administrator or its designee any Applicable Forms for participation in the Plan, as provided under Section 4.02.  See Section 4.05 for Eligible Employee participation with regard to Rollover Contributions.

3.             Effective November 1, 2004, Section 4.02(c) “Pre-Tax Contributions,” shall be amended to be and read as follows:

(c)           A Participant may elect to make or change an election to make Pre-Tax Contributions at any time by completing the Applicable Form within such period before the effective date of the election or change in election as the Administrator may establish to become effective as of the first payroll period on or following such election.  A Participant may suspend his Pre-Tax Contributions at any time on an Applicable Form filed with the Administrator within such period before the effective date of the suspension as the Administrator may establish.  Except as provided in Section 4.02(a) or Section 7.09(c)(3), the election of a Participant to make, change, or suspend Pre-Tax Contributions shall remain continuously in effect until changed by the Participant or the Participant Terminates Employment or Retires.

4.             Effective for payroll periods ending on or after September 10, 2004, Section 11.03(c) “Company Stock,” shall be amended by adding the following sentence to the end thereof, to be and read as follows:

(c)           “Trading Impact Procedures may apply.”

5.             In all other respects, the Plan shall be and remain unchanged.

This Amendment Number Four to the Plan is executed by the duly authorized officer of Great Lakes Chemical Corporation as of the date first above written.

GREAT LAKES CHEMICAL CORPORATION

By:

Title:

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